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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Guidance Software, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GUIDANCE SOFTWARE, INC.
215 North Marengo Avenue, Suite 250
Pasadena, CA 91101
(626) 229-9191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2013

TO THE STOCKHOLDERS OF GUIDANCE SOFTWARE, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Guidance Software, Inc., a Delaware corporation (the "Company"), will be held on May 16, 2013 at 8:30 a.m. Pacific Time at the Hilton Pasadena, 168 South Los Robles Avenue, Pasadena, CA 91101, San Marino Room, Lobby Level, for the following purposes:

          1.     To elect seven directors to hold office until the Company's 2014 Annual Meeting of Stockholders and until their successors are elected and duly qualified. Our present Board of Directors has nominated and recommends for election the following persons:

    Shawn McCreight
    Victor Limongelli
    Jeff Lawrence
    Kathleen O'Neil
    Christopher Poole
    Stephen Richards
    Robert van Schoonenberg

          2.     To ratify the selection of Ernst & Young LLP as the Company's independent registered public accountants for its fiscal year ending December 31, 2013.

          3.     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

        The Board of Directors has fixed the close of business on March 20, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of the registered stockholders of record entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 215 North Marengo Avenue, Suite 250, Pasadena, California.

        Accompanying this Notice is a proxy. A copy of this proxy can be found online at http://investors.guidancesoftware.com. Whether or not you expect to be at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly.

        If you plan to attend the Annual Meeting and wish to vote your shares personally, please RSVP to bod@guidancesoftware.com, prior to the date of the Annual Meeting.

        All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors
Victor Limongelli President and Chief Executive Officer

Pasadena, California
April 5, 2013

GUIDANCE SOFTWARE, INC.
Proxy Statement
for the
Annual Meeting of Stockholders
to Be Held May 16, 2013

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Guidance Software, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 16, 2013 at 8:30 a.m. Pacific Time (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hilton Pasadena, 168 South Los Robles Avenue, Pasadena, CA 91101, in the San Marino Room, Lobby Level. The Company intends to mail this proxy statement and accompanying proxy card on or about April 5, 2013 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

        The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company's stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of the Company's stock for their costs of forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

        Only holders of record of shares of our common stock or unvested shares of our restricted stock at the close of business on March 20, 2013 (the official record date) will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. At the close of business on March 20, 2013, the Company had 28,166,689 total shares of common stock and unvested shares of restricted stock that were outstanding and are entitled to vote. Each holder of record of shares of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the Company's outstanding shares entitled to vote are represented at the meeting, either in person or by proxy. All votes will be tabulated by the inspector of elections appointed for the meeting by the Company's Board of Directors, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Votes for and against, abstentions and broker non-votes will each be counted for determining the presence of a quorum.

Broker Non-Votes

        A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in "street name"), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters.

Routine matters include ratification of independent registered public accountants. Non-routine matters include the election of directors.

Voting and Revocability of Proxies

        All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Chief Financial Officer of the Company at the Company's principal executive offices located at 215 North Marengo Avenue, Suite 250, Pasadena, California 91101, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

QUESTIONS AND ANSWERS

Q:
Who may attend the meeting?

A:
Shareholders who are "Holders of Record" or "Beneficial Owners of Shares Held in Street Name" as of our Record Date of March 20, 2013 are entitled to attend the meeting.

Q:
What is the quorum requirement for the meeting?

A:
A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum.

        Your shares will be counted as present at the meeting if you:

  •
  are present and entitled to vote in person at the meeting; or

  •
  have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet.

  Both abstentions and broker non-votes (as described herein) are counted for the purpose of determining the presence of a quorum.

  Each proposal identifies the votes needed to approve or ratify the proposed action.

Q:
What will be voted on at the meeting?

A:
There are two proposals scheduled to be voted on at the meeting:

1)
Election of the seven nominees to the Board named in this proxy statement;

2)
Ratification of Ernst & Young LLP as our independent registered public accountants.

  We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:
What is the difference between a "Holder of Record" and a "Beneficial Owner of Shares Held in Street Name?"

A:
Holder of Record.    If your shares are registered directly in your name with the Company's transfer agent, Computershare Investor Services, LLC ("Computershare"), which includes shares you might hold by virtue of your participation in the Company's employee equity plan, you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this proxy statement, our Annual Report, and a proxy card from the Company via Computershare.

  Beneficial Owner of Shares in "Street Name."    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in "street name". The organization holding your account is considered the holder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received this proxy statement, our Annual Report, and a vote instruction form from that organization.

Q:
What do I have to do to vote my shares?

A:
Holders of Record.    If you are a holder of record, you may vote either in person at the Meeting, via the Internet (by following the instructions provided on the proxy card), by telephone (by calling the toll free number found on the proxy card), or by mail (by filling out the proxy card and sending it back in the envelope provided).

  Street Name Holders.    If you hold your shares in "street name", you should receive a voting instruction form from your brokerage firm, bank, broker-dealer or other nominee asking you how you want to vote your shares. If you do not, you should contact your brokerage firm, bank, broker-dealer or other nominee and obtain a voting instruction form from them. You may vote either in person at the Meeting (but you must obtain a legal proxy from the organization that holds your shares), via the Internet (by following the instructions provided on the voting instruction form), by telephone (by calling the toll free number found on the voting instruction form), or by mail (by filling out the voting instruction form and sending it back in the envelope provided).

Q:
What happens if I do not give specific voting instructions?

A:
Holders of Record.    If you are a holder of record and you either (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or (ii) sign and return a proxy card without giving specific instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Meeting.

  Street Name Holders.    If you are a beneficial owner of shares held in "street name" and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote".

Q:
Which ballot measures are considered "routine" and "non-routine?"

A:
The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for 2013 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. The election of directors is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on the election of directors.

Q:
How can I revoke my proxy and change my vote after I return my proxy card?

A:
You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a Holder of Record, you may do this by signing and submitting a new proxy card with a later date; by voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Time on May 9, 2013 (your latest telephone or Internet proxy will be counted); or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares in "Street Name" through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

Q:
Where can I find the voting results of the meeting?

A:
The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

PROPOSAL 1—ELECTION OF DIRECTORS

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL NOMINEES

        Our Board of Directors currently consists of six members, although we have nominated a seventh member, Christopher Poole, for election by the stockholders at the Annual Meeting. Our directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The nominees for election by the stockholders are Shawn McCreight, Victor Limongelli, Jeff Lawrence, Kathleen O'Neil, Christopher Poole, Stephen Richards and Robert van Schoonenberg. All nominees except for Mr. Poole are current directors of the Company.

Vote Required and Board Recommendation

        To elect directors to our Board of Directors, our Bylaws require a vote of the majority of shares present in person or represented by proxy at the Annual Meeting (at which a quorum is present) and entitled to vote on the election of directors, unless there are more nominees for director than there are open directorships, in which case our Bylaws require a vote of the plurality of shares present in person or represented by proxy at the Annual Meeting (at which a quorum is present) and entitled to vote on the election of directors. Abstentions and broker non-votes will not have any effect on the outcome of this proposal. In tabulating the voting results for the election of directors, only "FOR" and "AGAINST" votes are counted. If no contrary indication is made, proxies in the accompanying form are to be voted for our Board of Directors' nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy.

        The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to elect a director. Unless marked otherwise, proxies received will be voted "FOR" each nominee listed above.

 Our Board of Directors

        The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Name	Age	Present Position with the Company
Shawn McCreight	47	Chairman of the Board of Directors and Chief Technology Officer
Victor Limongelli	46	Director and President and Chief Executive Officer
Jeff Lawrence	55	Director
Kathleen O'Neil	61	Director
Christopher Poole	55	Director
Stephen Richards	59	Director
Robert G. van Schoonenberg	66	Director

        Shawn McCreight founded Guidance Software, Inc. in November 1997 and has served as Chairman of the Board of Directors since its inception. From January 2003 to the present, he has served as Chairman and Chief Technology Officer. Prior to January 2003, he served as Founder and Chief Executive Officer. Mr. McCreight received an A.B. in Physics from the University of California at Berkeley. We believe Mr. McCreight's qualifications to sit on our Board include his extensive experience in the designing and developing of software programs and applications, including the original development of our EnCase® software and his management and industry experience which includes acting as our Chairman since the inception of the Company and our Chief Technology Officer since 2003.

        Victor Limongelli has served as Director and Chief Executive Officer since December 2007. From July 2005 to the present, he has also served as President. He served as Corporate Secretary from August 2005 until December 2007. Prior to his appointment as President, Mr. Limongelli held a number of executive positions with Guidance Software, Inc., including, Vice President of Professional Services and General Counsel from August 2004 to July 2005, and General Counsel from May 2003 to August 2004. Mr. Limongelli received an A.B. from Dartmouth College and a J.D. from Columbia University. We believe Mr. Limongelli's qualifications to sit on our Board include his over eighteen years of legal and business experience including over seven years as our President.

        Jeff Lawrence has served as a member of the Board of Directors for Guidance Software, Inc. since April 2008. He is co-founder of the Common Grant Application, founder of Clivia Systems, and founder and Trustee of The Lawrence Foundation. Formerly, Mr. Lawrence served as CTO of the Network Communications Group of Intel Corporation (NASDAQ:INTC) and, previously, he was co-founder and former President & CEO of Trillium Digital Systems, prior to its acquisition by Intel Corporation in 2000. Mr. Lawrence has a B.S. in Electrical Engineering from UCLA and is a co-recipient of the Greater Los Angeles Entrepreneur of the Year award and the UCLA School of Engineering's Professional Achievement award. We believe that Mr. Lawrence's qualifications to sit on our Board include his years of software industry experience and his corporate management experience as CEO of a software company.

        Kathleen O'Neil has served as a member of the Board of Directors for Guidance Software, Inc. since December 2005 and has served as our Lead Independent Director since February 2007. She is currently the President and Chief Executive Officer for Liberty Street Advisors, LLC, where she has served since October 2001. Prior to joining Liberty Street Advisors, LLC, from January 2001 to September 2001, she served as General Manager of Global Financial Markets Infrastructure for IBM. From 1976 to 2000, Ms. O'Neil held a number of executive positions with the Federal Reserve Bank of New York. Ms. O'Neil has served on the Board of Directors of BMC Software (NASDAQ:BMC) since 2002, the Board of Directors of MetLife Bank since 2004 and the Board of Directors of the Motley Fool Trust Funds as of March 2009. Ms. O'Neil received a B.S. in Economics from John Carroll University, and received an M.B.A. from Wharton Graduate School of the University of Pennsylvania. We believe Ms. O'Neil's qualifications to sit on our Board include her expertise in finance, risk management, strategy development and corporate governance and her experience as a board member of other public companies.

        Christopher Poole is President and Chief Executive Officer of JAMS, Inc. Prior to joining JAMS, Inc. in 2007, Mr. Poole was CEO at Thomson Elite (NASDAQ:ELTE), part of the Thomson Reuters corporation (NYSE: TOC). Before joining Thomson Elite, Mr. Poole was Director of Technology and Executive Director at Latham & Watkins LLP in Los Angeles. Mr. Poole is the recipient of the 2002 Ernst & Young Entrepreneur of the Year Award and has served on a number of corporate and not-for-profit boards including Broadway & Seymour Inc. (NASDAQ: BSIS), CaseCentral Inc., Polytechnic School, the JAMS Foundation and the Western Justice Center. He received a B.A. in Economics from Harvard University, an M.B.A. in computers and marketing from UCLA and attended the Stanford Law School Directors College in June 2002. We believe Mr. Poole's qualifications to sit on our Board include his experience as a chief executive officer and his experience as a board member of other public and private companies.

        Stephen Richards has served as a member of the Board of Directors since February 2008 and, he previously served as a member of the Board from January 2006 until November 2006. He served as Chief Financial Officer of McAfee, Inc., from April 2001 until his retirement in December 2004. He also concurrently served as Chief Operating Officer from November 2001 to December 2004. Prior to that, he was Chief Online Trading Officer of E*TRADE Group, Inc. (NASDAQ:ETFC). His previous roles at E*TRADE also included: Senior Vice President, Corporate Development and New Ventures, Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to E*TRADE, he was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., Vice President/Deputy Controller of Becker Paribas, and First Vice President/Controller of Jefferies and Company, Inc. Mr. Richards is a Certified Public Accountant and a current member of the Board of Directors of Cray Inc. (NASDAQ:CRAY). During the period of 1999-2009, he served on the Board of Directors of Tradestation Group. He received a B.A. from the University of California at Davis and a M.B.A. in Finance from the University of California at Los Angeles. We believe Mr. Richards qualifications to sit on our Board include his corporate management experience serving as an officer at other public companies and his years of providing financial and strategic expertise to public and private companies.

        Robert G. van Schoonenberg has served as a member of the Board of Directors since February 2008. He is the Former Executive Vice President, Chief Legal Officer and Secretary of the Board of Avery Dennison Corporation (NYSE:AVY). He also served as Secretary and General Counsel at Avery Dennison for over 28 years. He is also Chairman and Chief Executive Officer of BayPoint Capital Partners, LLC, Co-Managing Partner, AmeriCap Partners, LLC, as well as a member of the Board of Directors of Ryland Group, Inc.(NYSE:RYL). During the period of 2008-2011, he served on the Board of Directors of Altair Nanotechnologies, Inc. (NASDAQ:ALTI). Mr. van Schoonenberg received his J.D. degree from University of Michigan School of Law, his M.B.A. from the University of Wisconsin at Madison and his undergraduate degree from Marquette University. Mr. van Schoonenberg also serves on the Board of Trustees for Southwestern University School of Law. We believe Mr. van Schoonenberg's qualifications to sit on our Board include his twenty-nine years of corporate management and corporate governance experience as an officer of a large global public company and his experience as a board member of other public and private companies.

        Shawn McCreight, Victor Limongelli, Jeff Lawrence, Kathleen O'Neil, Stephen Richards and Robert van Schoonenberg are each party to the Company's form of Indemnification Agreement and, if he is elected by our shareholders, the Company intends to enter into a similar agreement with Christopher Poole.

Board Committees and Meetings

        During the fiscal year ended December 31, 2012, the Board of Directors held six meetings. The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Kathleen O'Neil is our Lead Independent Director.

        The current members of our Audit Committee are Stephen Richards, Kathleen O'Neil and Robert van Schoonenberg. Mr. Richards serves as the Chair of our Audit Committee. We believe that Mr. Richards, Ms. O'Neil and Mr. van Schoonenberg each qualify as Audit Committee financial experts, as defined in the rules of the Securities and Exchange Commission ("SEC"). The Audit Committee oversees our corporate accounting and financial reporting process and the audits of our financial statements. It evaluates the independent registered public accountants' qualifications, independence and performance, determines the engagement of the independent registered public accountants, approves the retention of the independent registered public accountants to perform any proposed permissible non-audit services, monitors the rotation of partners of the independent registered public accountants on our engagement team as required by law, reviews our critical accounting policies and estimates, and discusses with management and the independent registered public accountants the results of the annual audit and the reviews of our quarterly financial statements. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including compliance with its charter. The Audit Committee held five meetings during the fiscal year ended December 31, 2012. All members of the Audit Committee are independent (as independence is defined in the NASDAQ Listing Rules). The Audit Committee acts pursuant to a written charter.

        The current members of our Compensation Committee are Robert van Schoonenberg, Jeff Lawrence and Stephen Richards, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Mr. van Schoonenberg is the current chair of our Compensation Committee. The Compensation Committee has sole authority to determine our CEO's compensation, and reviews and approves all compensation for all directors and for the executive officers, including any employment agreement, change in control arrangement, or severance arrangement for each executive officer. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. The Compensation Committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance with its charter. The Compensation Committee held five meetings during the fiscal year ended December 31, 2012. All members of the Compensation Committee are independent (as independence is defined in the NASDAQ Listing Rules). The Compensation Committee acts pursuant to a written charter.

        The current members of our Nominating and Governance Committee, referred to henceforth as the "Nominating Committee," are Kathleen O'Neil, Robert van Schoonenberg, and Jeff Lawrence. Ms. O'Neil is the current chair of the Nominating Committee. The Nominating Committee identifies prospective board candidates, recommends nominees for election to our Board of Directors and provides oversight in the evaluation of our Board of Directors. The Nominating Committee reviews and evaluates, at least annually, the performance of the Nominating Committee and its members, including compliance with its charter and oversees the evaluation process of the Board and its committees. The Nominating Committee held five meetings during the fiscal year ended December 31, 2012. All members of the Nominating Committee are independent (as independence is defined in the NASDAQ Listing Rules). The Nominating Committee acts pursuant to a written charter.

        During the fiscal year ended December 31, 2012, each member of the Board of Directors attended 75% or more of the aggregate number of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. Each of our directors attended the Company's 2012 Annual Meeting of Stockholders.

2012 Director Committee Membership

Member	Board	Audit	Compensation	Nominating
Shawn McCreight	X
Victor Limongelli	X
Marshall Geller*	X		X	X
Jeff Lawrence	X		X	X
Kathleen O'Neil	X	X		Chair
Stephen Richards	X	Chair	X
Robert van Schoonenberg	X	X	Chair	X
Total Meetings in Fiscal Year 2012	6	5	5	5

*
Mr. Geller was a member of the Board of Directors and a member of the Compensation and Nominating and Governance Committees of the Company, through May 9, 2012.

 Director Nominations

        The Nominating Committee evaluates and recommends to the Board of Directors director nominees for each election of directors.

        In fulfilling its responsibilities, the Nominating Committee considers the following factors:

  •
  the appropriate size of the Board and its committees;

  •
  personal and professional integrity, ethics and values;

  •
  professional background, including experience in corporate management, such as serving as an officer or former officer of a publicly held company;

  •
  general understanding of marketing, finance and other elements relevant to the success of a publicly held company in the current business environment;

  •
  experience in the Company's industry;

  •
  understanding of the Company's business on a technical and operational level;

  •
  experience as a board member of another publicly held company;

  •
  educational background, including academic expertise in an area of the Company's operations;

  •
  practical and mature business judgment and the ability to make independent analytical inquiries;

  •
  applicable regulatory and securities exchange requirements;

  •
  in determining whether to recommend a director for re-election, the director's past attendance at meetings and participation in and contributions to the activities of the Board;

  •
  the independence and absence of conflicts of interest of the candidate; and

  •
  other criteria or qualifications relevant to the execution of future Company operational or strategic plans.

        The Nominating Committee's goal is to have a diverse Board of Directors, which for the Company means assembling a group of directors that brings to the Company a variety of perspectives, backgrounds and skills derived from high quality business and professional experience. In doing so, the Nominating Committee may also consider candidates with appropriate non-business backgrounds.

        Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board of Directors must, and believes that it is preferable that more than one member of the Board of Directors should, meet the criteria for an "audit committee financial expert" as defined by SEC rules. In addition, the Nominating Committee recognizes that it must maintain compliance with NASDAQ Listing Rule 5605(b)(2), which require that at least a majority of the members of the Board of Directors meet the definition of "independent director," as defined in NASDAQ Listing Rule 5605(a)(2). The Nominating Committee also believes it appropriate for the Company's Chief Executive Officer to participate as a member of the Board of Directors.

        The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating Committee. Research may also be performed to identify qualified individuals. If the Nominating Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

        The Nominating Committee will evaluate any recommendation for a director nominee proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of the Company's common stock for at least one year by the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. To be evaluated in connection with the Company's established procedures for evaluating potential director nominees, any recommendation for a director nominee submitted by a qualifying stockholder must be received by the Company no later than 120 days prior to the anniversary of the date a proxy statement was mailed to stockholders in connection with the prior year's annual meeting of stockholders, unless the date of the next annual meeting of stockholders is more than 30 days before or after the one-year anniversary of the prior Annual Meeting of Stockholders. Any stockholder recommendation for a director nominee must be submitted to the Company's Chief Executive Officer in writing at 215 North Marengo Avenue, Suite 250, Pasadena, California 91101, and must contain the following information:

  •
  a statement by the stockholder that he/she is the holder of at least 1% of the outstanding shares of the Company's common stock and that the stock has been held for at least one year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the annual meeting of stockholders;

  •
  the candidate's name, age, contact information and current principal occupation or employment;

  •
  a description of the candidate's qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

  •
  the candidate's resume; and

  •
  three (3) references.

        The Nominating Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above. All directors and director nominees will submit a completed form of directors' and officers' questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee.

Communications with Directors

        Individuals may communicate with the Board by contacting: Mark Harrington, Corporate Secretary to the Board of Directors, Guidance Software, Inc., 215 North Marengo Avenue, Suite 250, Pasadena, California 91101; e-mail: bod@guidancesoftware.com.

        All directors have access to this correspondence. In accordance with instructions from the Board, the Corporate Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and posts communications to the full Board or individual directors, as appropriate. The Company's independent directors have requested that certain items that are unrelated to the

Board's duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be posted.

        Communications that are intended specifically for the lead independent director or the independent directors should be sent to the e-mail address or street address noted above, to the attention of the lead independent director.

Board Member Independence

        The Board of Directors has determined that, except for Shawn McCreight and Victor Limongelli, all of the members of the Board of Directors are "independent" as independence is defined in the NASDAQ Listing Rules. Mr. McCreight and Mr. Limongelli are not considered independent because they are currently employed by the Company.

Code of Business Conduct and Ethics

        The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, employees and officers. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our Company, and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

        The Company's corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct and Ethics are available, free of charge, on our website at www.guidancesoftware.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents free of charge, to any stockholder upon written request to Investor Relations, Guidance Software, Inc., 215 North Marengo Avenue, Suite 250, Pasadena, California 91101.

Board Leadership Structure

        We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. We also have a Lead Independent Director, who, among other things, coordinates the activities of the independent directors, presides at executive sessions and other meetings at which the Chairman is not present, and serves as a liaison between the independent directors and the Chairman and the Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, in conjunction with the Lead Independent Director, provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the Board.

Board Responsibilities

        With respect to the Board's role in risk oversight of the Company, the Board discusses the Company's risk exposures and risk management of various parts of the business, including appropriate guidelines and policies to minimize business risks and major financial risks and the steps management has undertaken to control them.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

        Our Board of Directors first approved the appointment of Ernst & Young LLP as our independent registered public accounting firm on March 4, 2013. Deloitte & Touche LLP was previously our independent registered public accounting firm and audited our consolidated financial statements for the years ended December 31, 2005, 2006, 2007, 2008, 2009, 2010 and 2011. We dismissed Deloitte & Touche LLP as our independent registered public accounting firm on March 4, 2013. A Current Report on Form 8-K regarding the appointment of Ernst & Young LLP and the dismissal of Deloitte & Touche LLP was filed with the SEC on March 6, 2013.

        The Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2013 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent registered public accountants is not required by the Company's Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The Company has entered into an engagement agreement with Ernst & Young LLP, which agreement sets forth the terms by which Ernst & Young will perform audit services for the Company. The engagement agreement is subject to alternative dispute resolution procedures.

        As part of its duties, the Audit Committee considered whether the provision of services, other than audit services, during the fiscal year ended December 31, 2012 by Deloitte & Touche LLP, the Company's independent registered public accountants for that period, was compatible with maintaining their independence. The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2011 and 2012 by Deloitte & Touche LLP:

	2011($)	2012($)
Audit Fees(1)	930,000	980,000
Audit Related(2)	0	49,272
Tax Fees(3)	0	9,000

(1)
Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These include fees associated with filings of registration statements on Forms S-3 and S-8 that we made during the fiscal year ended December 31, 2012 that required the consent of Deloitte & Touche LLP.

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

        Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accountant and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval.

        The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this Proposal. Unless marked otherwise, proxies received will be voted "FOR" the approval of the Proposal.

 Report of the Audit Committee and Other Audit Committee Matters

        The Audit Committee has recommended the engagement of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2013 and has reviewed their audit scope and plans. In reaching its recommendation, the Audit Committee considered the qualifications of Ernst & Young LLP and discussed with Ernst & Young LLP their independence, including a review of the audit and non-audit services provided by them for the Company. The Audit Committee also discussed with our prior independent auditor, Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and by the Sarbanes-Oxley Act of 2002, and it received and discussed with both Deloitte & Touche LLP and Ernst & Young LLP their written independence letter required by Independence Standards Board Standard No. 1.

        In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by any independent registered public accounting firm responsible for providing an opinion on the Company's consolidated financial statements filed with the SEC. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have the delegated authority from the Audit Committee to pre-approve additional services, and then must communicate such pre-approvals to the full Audit Committee. To avoid certain potential conflicts of interest, applicable law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed.

        The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Guidance Software, Inc. (the "Company") has reviewed and discussed the audited financial statements for fiscal year 2012 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Committee comfort in connection with its review.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board approved) the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

        This report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Company's proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        The foregoing report has been furnished by the Committee.

AUDIT COMMITTEE
Stephen Richards (Chair) Kathleen O'Neil Robert van Schoonenberg

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information concerning the beneficial ownership of the shares of our common stock as of March 20, 2013, by (i) each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each executive officer listed in the Summary Compensation Table, (iii) each of our directors, and (iv) all of our executive officers and directors as a group.

        Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such stockholder. Except as otherwise indicated, the address of each of the persons in this table is c/o Guidance Software, Inc. 215 North Marengo Avenue, Suite 250, Pasadena, California 91101.

	Shares Beneficially Owned
Name of Beneficial Owners	Number	Percent(1)
Owners of 5% or More of Outstanding Shares
Shawn McCreight(2)	9,879,434	35.06%
RGM Capital, LLC(3)	3,377,169	11.98%
PRIMECAP Management Company(4)	2,534,100	8.99%
Named Executive Officers:
Victor Limongelli(5)	766,368	2.72%
Barry Plaga(6)	216,628	*
Larry Gill(7)	114,714	*
Mark Harrington(8)	104,727	*
Amanda Berger(9)	83,985	*
Rasmus van der Colff(10)	81,779	*
Directors
Jeff Lawrence(11)	110,715	*
Kathleen O'Neil(12)	106,315	*
Stephen Richards(13)	100,130	*
Robert van Schoonenberg(14)	110,715	*
Executive officers and directors as a group (16 persons)(15)	12,102,107	41.67%

*
Represents less than 1%.

(1)
Applicable percentage ownership is based on 28,166,689 shares of common stock and unvested shares of restricted stock that were outstanding as of March 20, 2013. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. Shares of our common stock subject to options currently exercisable, or exercisable within 60 days after March 20, 2013, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)
Consists of 9,879,434 shares held by The McCreight Living Trust, of which Mr. McCreight and his spouse, Jennifer McCreight, are trustees. In their capacity as trustees, Mr. and Mrs. McCreight exercise all voting and investment power with respect to the shares owned by The McCreight Living Trust. Does not include 156,986 shares held by the McCreight Irrevocable Trust for which Mr. and Mrs. McCreight have no voting or investment power.

(3)
Information provided via a Form 4 filed by RGM Capital, LLC and Robert G. Moses on March 20, 2013.

(4)
Information provided pursuant to a Schedule 13G/A form filed by PRIMECAP Management Company and Karen Chen, on February 13, 2012.

(5)
Includes 404,701 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 20, 2013.

(6)
Includes 66,250 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 20, 2013.

(7)
Includes 40,000 shares represented by stock options vested and exercisable by Mr. Gill as of Mr. Gill's separation from the Company on July 2, 2012.

(8)
Includes 40,000 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 20, 2013.

(9)
Includes 15,000 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 20, 2013.

(10)
Includes 22,000 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 20, 2013.

(11)
Includes 40,000 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 20, 2013, and includes 19,500 shares held in the name of the Lawrence-Troth Family Trust.

(12)
Includes 44,800 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 20, 2013.

(13)
Includes 40,000 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 20, 2013.

(14)
Includes 40,000 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 20, 2013, and includes 57,217 shares held in the name of the Robert van Schoonenberg Trust, dated March 11, 1998.

(15)
Includes an aggregate of 869,431 shares issuable upon the exercise of options granted to our executive officers and directors that are vested and exercisable within 60 days after March 20, 2013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

        Based solely on our review of such forms furnished to us and written representations from such reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were substantially met in a timely manner, except for a late Form 4 filing made by Rasmus van der Colff on May 11, 2012, related to the withholding of shares of the Company's common stock for tax purposes in connection with the vesting of a restricted stock award on April 20, 2012.

EQUITY COMPENSATION PLAN INFORMATION

        Information about our equity compensation plans at December 31, 2012 was as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options	Weighted Average Exercise Price of Outstanding Stock Options	Number of Shares to be Issued Upon Vesting of Restricted Stock Awards	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by our stockholders	2,537,538	$8.99	2,511,375	2,418,839

 EXECUTIVE OFFICERS

Our Executive Officers

        The following table sets forth information as to persons who constitute our current executive officers:

Name	Age	Position(s)
Victor Limongelli	46	President, Chief Executive Officer and Director
Barry Plaga	51	Chief Financial Officer
Amanda Berger	36	Vice President, Professional Services
Mark Harrington	46	General Counsel and Corporate Secretary
Rasmus van der Colff	47	Vice President, Finance and Chief Accounting Officer

        For information regarding Mr. Limongelli, see "Election of Directors."

        Barry Plaga has served as Chief Financial Officer since October 31, 2008. He was formerly Vice President of Financial Global Processes at Sun Microsystems, Inc. (NASDAQ: JAVA), where he reported to the Chief Financial Officer, and where he oversaw financial planning and forecasting, finance program management, and the finance components of Sun's Oracle ERP project. Previously he served for six years as chief financial officer of SeeBeyond Technology Corporation (NASDAQ: SBYN), where he was responsible, in addition to his core finance and accounting role, for mergers and acquisitions, legal, information technology, human resources, administration, and facilities. Prior to SeeBeyond, Mr. Plaga served as Chief Financial Officer of Activision, Inc. (NASDAQ: ATVI) for two years, and as Vice President of Finance and Chief Accounting Officer at Activision for six years before that. Mr. Plaga is a Certified Public Accountant with graduate and undergraduate degrees from the University of Southern California.

        Amanda Berger has served as Vice President, Professional Services, since June 2009. Prior to joining Guidance Software, Ms. Berger served as Vice President of Professional Services, Americas for MicroStrategy, Inc. (NASDAQ:MSTR) for four years and previously in various consulting management and individual contributor positions. Ms. Berger began her career as a Management Consultant at Health Care Microsystems , a division of Health Management Systems. Ms. Berger holds a Bachelor's degree from Occidental College.

        Mark Harrington has served as General Counsel since January 2006 and as Corporate Secretary since December 2007. Prior to his appointment as Corporate Secretary, he served as Assistant Corporate Secretary from June 2005 to December 2007 and prior to his appointment as General Counsel, he held the position of Associate General Counsel from August 2004 until December 2005. Prior to joining Guidance, Mr. Harrington served as a Senior Attorney and Division General Counsel for Intel Corporation (NASDAQ: INTC). From June of 1997 until August 2000, Mr. Harrington served as Senior Counsel for Trillium Digital Systems, Inc., a telecommunications software developer that was purchased by Intel in August of 2000. Mr. Harrington started his career after law school working at the law firm of Munger, Tolles & Olson. Mr. Harrington received a J.D. from Southwestern University School of Law and a B.S. in English with an emphasis in Business Administration, from the University of California at Los Angeles.

        Rasmus van der Colff has served as our Vice President Finance and Chief Accounting Officer, since March 2009. Prior to joining the Company, he served as Vice President, Corporate Controller and Chief Accounting Officer for THQ, Inc. (NASDQ: THQI), where he oversaw worldwide accounting, financial reporting and tax. Prior to THQ, Inc. he served two years at Sun Microsystems as Director of Global Accounting, where he was responsible for overseeing the worldwide accounting organization. Previously he served as Vice President Finance and Chief Accounting Officer for SeeBeyond Technology Corporation (NASDAQ: SBYN), overseeing worldwide accounting, financial reporting and tax. Prior to SeeBeyond, he served as Vice President Finance for Activision, Inc. (NASDAQ: ATVI) for three years and Corporate Controller for three years before that. Mr. van der Colff was also an auditor with KPMG in South Africa for four years. He is a Certified Public Accountant and holds a graduate degree from the University of South Africa and an undergraduate degree from the University of Pretoria, South Africa.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        This Compensation Discussion and Analysis explains our executive compensation philosophy, each element of our executive compensation program and the decisions made with respect to 2012 for our named executive officers ("NEOs") as determined under the rules of the SEC. Our 2012 NEOs were as follows:

Name	Position
Victor Limongelli	President and Chief Executive Officer
Barry Plaga	Chief Financial Officer
Amanda Berger	Vice President, Professional Services
Mark Harrington	General Counsel and Corporate Secretary
Rasmus van der Colff	Vice President of Finance and Chief Accounting Officer
Larry Gill (1)	Former Senior Vice President, Worldwide Sales

(1)
Mr. Gill's employment with the Company terminated on July 2, 2012.

        The Company is a leading global provider of digital investigative solutions. The Company's compensation philosophy is that compensation programs should be designed to attract, motivate and retain highly qualified employees. Historically, the Company has aimed to provide its employees with base salary to offer a degree of financial certainty and stability, annual incentive compensation to help motivate our employees to achieve annual short-term objectives, and equity incentive awards to reward the creation of stockholder value over the long term. Our philosophy, however, is to protect stockholder value by paying only for excellent performance by our employees and not to pay for sub-par performance.

        In May 2011, we held a stockholder advisory vote to approve the compensation of our named executive officers (the "say-on-pay proposal"). Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 94% of stockholder votes cast in favor of the say-on-pay proposal. The Compensation Committee believes this affirms the stockholders' support of our approach to executive compensation, and did not change its approach in 2012. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers. In addition, when determining how often to hold future say-on-pay proposals to approve the compensation of our named executive officers, the Board took into account the strong preference for a triennial vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board determined that we will hold a say-on-pay proposal to approve the compensation of our named executive officers every three years.

Pay-for-Performance

        Pay for performance is an important component of the Company's compensation philosophy. Consistent with this focus, the Company's compensation program includes annual cash incentives and long-term equity incentives.

  Performance Objectives

        For executives who participate in the Company's annual cash incentive plan, which include Messrs. Limongelli, Plaga, Harrington and van der Colff, the Company measures the executive's performance based on corporate goals only with respect to Messrs. Limongelli and Plaga and both corporate and individual goals with respect to Messrs. Harrington and van der Colff. The corporate goals under this plan include a Financial Metric which consists of revenue recognized in accordance with accounting principles generally accepted in the United States ("GAAP") and non-GAAP operating income (as discussed further in the "Annual Cash Incentives" section of this Compensation Discussion and Analysis).

        Mr. Gill and Ms. Berger participated in the Company's commission plan which measures the executive's performance based on company and individual goals. The company goals under this plan include licensed product revenue and professional services revenue.

  2012 Performance and How Performance is Linked to Pay

        Based on our performance in 2012, we achieved the following objectives under our annual cash incentive plan:

  •
  Revenue was $130.9 million, which exceeded the minimum, median and on-target thresholds of $121.3, $123.8 and $128.8 million, respectively, established by the Compensation Committee; and

  •
  Non-GAAP operating income was $10.5 million, which exceeded the minimum, median and on-target thresholds of $3.5, $5.5 and $9.5 million, respectively, established by the Compensation Committee.

        As a result, bonus payouts to Messrs. Limongelli, Plaga, Harrington and van der Colff under the annual cash incentive plan were equal to 107% of the Financial Metric targeted amount. The commission payout to Ms. Berger with respect to the performance metrics of the Professional Services division was equal to 65% of her On Target amount for the year. Prior to his termination of employment with the Company on July 2, 2012, the commission payout to Mr. Gill with respect to the licensed product, services and training revenue targets was equal to 29% of his On Target amount for the year.

Shareholder Interest Alignment

        We believe that our compensation programs are strongly aligned with the long-term interests of our shareholders. We provide pay that is highly leveraged toward equity in order to align total compensation with shareholder interests by encouraging long-term performance. Equity represents a key component of the compensation of our NEOs as a percentage of total compensation. Specifically:

  •
  For our CEO, approximately 51% of total compensation in 2012 was in the form of equity; approximately 24% was base salary; and approximately 25% was short-term incentive; and

  •
  For our NEOs (other than the CEO), approximately 33% (on average) of total compensation in 2012 was in the form of equity; approximately 46% was base salary; and approximately 21% was short-term incentive.

Good Governance and Best Practices

        In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our stockholders, (i) the Compensation Committee is comprised solely of independent directors, and (ii) the Compensation Committee retained an independent compensation consultant to provide it with advice on matters related to executive compensation, non-employee director remuneration and assistance with preparing compensation disclosure for inclusion in our SEC filings.

        The Company provides competitive pay opportunities that reflect best practices. The Compensation Committee continually reviews best practices in governance and executive compensation. In observance of such best practices, the Company:

  •
  Does not provide supplemental retirement benefits to the NEOs;

  •
  Does not provide perquisites to the NEOs unless they are generally available to all employees;

  •
  Does not provide extraordinary relocation payments to NEOs;

  •
  Maintains incentive compensation plans that do not encourage undue risk taking and align executive rewards with annual and long-term performance;

  •
  Has not engaged in the practice of re-pricing/exchanging stock options;

  •
  Does not provide for any "modified single trigger" severance payments to any NEO;

  •
  Does not provide any tax gross-up payments in connection with any Company compensation programs to any NEO;

  •
  Maintains an equity compensation program that has a long-term focus, including equity awards that generally vest over a period of four years.

Processes and Procedures for Considering Compensation

Compensation Committee Scope of Authority

        The Committee has authority: (1) to discharge the Board's responsibilities relating to compensation of the Company's executives, including by designing (in consultation with management or the Board), recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Company, and (2) to oversee the development and implementation of succession planning for Company senior management positions.

        In addition to the powers and responsibilities expressly delegated to the Committee in its charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company's bylaws. The powers and responsibilities delegated by the Board to the Committee in its charter or otherwise may be exercised and carried out by the Committee as it deems appropriate without requiring Board approval, and any decision made by the Committee, including any decision to exercise or refrain from exercising any of the powers delegated to the Committee, is at the Committee's sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee has and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee has the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Role of the Compensation Committee in Determining or Recommending Compensation

        The Committee, at least annually, reviews and approves corporate goals and objectives relating to the compensation of the Company's Chief Executive Officer (the "CEO"), evaluates the performance of the CEO in light of those goals and objectives, and determines and approves the compensation of the CEO based on such evaluation. The Committee has sole authority to determine the CEO's compensation. In addition, the Committee, at least annually, reviews and approves all compensation for all directors and for the Named Executive Officers and other senior officers, including any employment agreement, change in control arrangement, or severance arrangement for each Named Executive Officer or officer. The Committee also reviews and approves annual corporate goals and objectives for our Named Executive Officers and evaluates performance of these officers in light of those goals and objectives and approves compensation for these officers based on such evaluations.

        The Committee periodically manages and reviews all annual bonus, long-term incentive compensation, equity award, employee pension and welfare benefit plans, including our 401(k) plan, long-term incentive plan, annual cash incentive plan and others. The Committee also establishes and periodically reviews policies concerning perquisite benefits. The Committee periodically reviews the Company's policy regarding compensation paid to the Company's executive officers in excess of limits deductible under Section 162(m) of the Code and determines the Company's policy with respect to change of control or "parachute" payments.

Role of the Chief Executive Officer in Determining or Recommending Compensation

        The CEO does not determine his compensation and, since the formation of the Committee, has not determined the compensation of the other Named Executive Officers. However, the Committee may request proposals from the CEO from time to time regarding incentive compensation targets or other compensation for any Named Executive Officers or other senior officers. In general, the CEO makes recommendations to the Compensation Committee regarding compensation changes for his direct reports and the Compensation Committee meets in executive session to discuss the CEO's annual compensation.

Compensation Consultant

        The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist the Compensation Committee.

        The Compensation Committee has engaged the services of Frederic W. Cook & Co. to advise the Compensation Committee on matters related to CEO and executive compensation, non-employee director remuneration and assistance with preparing compensation disclosure for inclusion in the Company's SEC filings, and considered those findings for purposes of determining the compensation of our Named Executive Officers for fiscal year 2012. Frederic W. Cook & Co. did not provide any other services to the Company or management other than work for the Compensation Committee on these matters. We consider Frederic W. Cook & Co. to be an independent consultant. However, in fulfilling its responsibilities, Frederic W. Cook & Co. interacted with management or the Company's other outside advisors to the extent necessary or appropriate.

Compensation Philosophy and Peer Group Review

        The Compensation Committee and the Company worked with Frederic W. Cook & Co to develop a list of comparative companies for purposes of establishing executive compensation for fiscal year 2012 which the Compensation Committee considered for purposes of establishing the compensation of our Named Executive Officers for fiscal year 2012. Compensation of the NEOs was compared by our compensation consultant to a blend of compensation data from eighteen publicly traded peer companies. Twelve of the nineteen peer companies used by the Compensation Committee to compare executive compensation in 2011 were retained as comparable peers for purposes of determining 2012 executive compensation and six companies: (i) DemandTec, (ii) QAD, (iii) Mercury Comp. Sys., (iv) Omnicell, (v) Symmetricom and (vi) TeleNav, where added to the peer group. Six members of the 2011 peer group: (i) ArcSight, (ii) Chordiant, (iii) Double-Take, (iv) Entrust, (v) Phoenix Technologies and (vi) Unica were eliminated due to acquisition and one, SourceFire was eliminated due to change in company size. The eighteen peer companies selected were in the software industry, had annual revenues ranging from $49 to $245 million, comparable pay models and served mainly business customers. These peer companies were: (i) Accelrys, Inc., (ii) Actuate Corp., (iii) American Software, Inc., (iv) Callidus Software, Inc., (v) Computer Programs & Systems, Inc., (vi) DemandTec, (vii) Echelon Corp., (viii) FalconStor Software, Inc., (ix) Interactive Intelligence, Inc., (x) Mercury Comp. Sys., (xi) Omnicell, (xii) OPNET Technologies, Inc., (xiii) Pervasive Software, Inc., (xiv) QAD (xv) Smith Micro Software, Inc., (xvi) Symmetricom (xvii) TeleNav, (xiii) VASCO Data Security International (the "Market Study").

        The Company's goal is to attract and retain executives that are capable of executing our business and growth strategy. To this end, the Compensation Committee has designed our executive compensation program so that achieving the target total compensation level (consisting of base salary and annual incentive compensation and equity grants) requires attaining strategic objectives, corporate performance goals and individual goals. Base salary is the non-variable portion of the compensation of our Named Executive Officers. Our annual cash bonuses aim to compensate executives for annual performance of the Company in a given reporting year, while equity compensation is designed to compensate corporate executives for long-term growth and performance of the Company in a manner that maximizes shareholder value. The Company's compensation philosophy is that target total compensation level (consisting of base salary and annual incentive compensation and equity grants) should approximate the fiftieth percentile, when measured against comparable executives at peer group companies, with individual variations for specific NEOs in a given fiscal year reflecting their experience, role, ability to affect future results, and previous compensation levels in the case of recent hires.

        For 2012, target total compensation for individual NEOs, when measured against the peer group in the Market Study, were as follows:

Name	Position	2012 Target Direct Compensation ($000)	Median	75th	Median	75th
Victor Limongelli	CEO and President	$1,640	$1,600	$1,962	2%	(16)%
Barry Plaga	CFO	$993	$878	$1,103	13%	(10)%
Amanda Berger	VP, Prof. Services	$504	$465	$512	8%	0%
Mark Harrington	GC and Corp. Sec.	$605	$685	$804	(12)%	(25)%
Rasmus van der Colff	VP Finance & CAO	$566	$500	$520	13%	9%
Larry Gill	Former SVP Sales	$720	$685	$707	5%	2%

        In keeping with the Company's compensation philosophy, historically the Compensation Committee has targeted total target direct compensation of our NEOs to approximate the fiftieth percentile of peer companies. In January, 2012, after reviewing the Market Study and in consideration of company and individual performance, the Compensation Committee decided to adjust the annual equity compensation component of our NEOs for 2012 so that total target direct compensation for our NEOs in 2012 should meet or exceed the fiftieth percentile of the peer group. As a result, the average 2012 total target total direct compensation of our NEOs, as a group, slightly exceeds the median of the peer group, with variances related to the relative market capitalization of the Company to its peers and variances of specific NEOs in a given fiscal year reflecting their experience, role, ability to affect future results, and previous compensation levels in the case of recent hires.

Base Salaries

        Base salaries for Named Executive Officers are set with regard to the individual's position within the Company and the individual's current and sustained performance results. Base salary levels, and any increases or decreases to those levels for each executive, are reviewed annually by the Compensation Committee, and may be adjusted based on factors such as the overall performance of the Company, new roles and/or responsibilities assumed by the executive, the performance of the executive's area of responsibility, the executive's significant impact on strategic goals, the length of service with the Company, or revisions to the Company's compensation philosophy. In January 2012, after reviewing the Market Study and relevant Company performance in 2011, the Compensation Committee decided to increase the base salary of Mr. Harrington for 2012 and to otherwise leave the base salaries of our remaining Named Executive Officers unchanged from 2011. In January 2013, the Compensation Committee decided not to increase the base salaries of our Named Executive Officers for 2013. Base salaries for 2011, 2012 and 2013 are summarized below:

		Base Salary
Name	Position	2013		2012	2011
Victor Limongelli	CEO and President		$395,000	$395,000	$395,000
Barry Plaga	CFO		$335,000	$335,000	$335,000
Amanda Berger	VP, Prof. Services		$235,000	$235,000	$235,000
Mark Harrington	GC and Corp. Sec.		$270,000	$270,000	$260,000
Rasmus van der Colff	VP Finance & CAO		$279,000	$279,000	$279,000
Larry Gill	Former SVP Sales	$	N/A	$260,000	$260,000

Annual Cash Incentives

        In addition to base salaries, the Compensation Committee believes that annual performance-based incentives play an important role in providing incentives to our executives to achieve and exceed short-term performance goals. Annual cash incentives for Named Executive Officers in 2012 were targeted to fall within the fiftieth to seventy-fifth percentile of comparable levels of our peer groups in the Market Study. Each year, the Compensation Committee establishes a range of cash incentive bonus opportunities for the Company's managers ("Target Annual Incentives"), including the Named Executive Officers. The Compensation Committee then works with the CEO to develop individual performance goals that are set at levels the Compensation Committee believes are challenging, but possible, for the Named Executive Officers to achieve. The amounts of annual cash incentives increase to the extent the Company and the individual meet and exceed performance expectations.

        At the end of each year, the Committee measures the level of achievement for each corporate and/or individual performance goal and awards credit for the achievement of goals as a percentage of the Target Annual Incentive. Final determinations as to annual cash incentive levels are then based on the achievement of applicable goals. Actual incentives are generally paid to the executives in the first quarter of the subsequent fiscal year.

Annual Cash Incentive Plan—Messrs. Limongelli and Plaga

        For 2012, the Compensation Committee established a Target Annual Incentive for Messrs. Limongelli and Plaga whereby 100% of the Target Annual Incentive consisted of the Company's achievement of certain financial targets (collectively, the "Financial Metric"), which consisted of the following:

  (a)
  50% of the Financial Metric was based on a sliding scale depending on the Company's achievement of Non-GAAP revenue ("Non-GAAP Revenue"), and

  (b)
  50% of Financial Metric was based on a sliding scale depending on the Company's achievement of adjusted non-GAAP operating income ("Non-GAAP Operating Income").

        In 2012, Non-GAAP Revenue target excluded acquisition-related deferred revenue fair value adjustments, and the Non-GAAP Operating Income target excluded share-based compensation, amortization of intangibles, expenses associated with acquisition activity and one-time non-recurring expenses related to a sales tax audit.

Annual Cash Incentive Plan—Messrs. Harrington and van der Colff

        For 2012, the Compensation Committee established a Target Annual Incentive for Messrs. Harrington and van der Colff, based on the following:

  (1)
  75% of the Target Annual Incentive consisted of the Financial Metric, which consisted of the following:

  (a)
  50% of the Financial Metric was based on a sliding scale depending on the Company's achievement of Non-GAAP Revenue, and

  (b)
  50% of Financial Metric was based on a sliding scale depending on the Company's achievement of adjusted Non-GAAP Operating Income, and

  (2)
  25% of the Target Annual Incentive was based on the extent of successful completion of the operational goal of Messrs. Harrington and van der Colff, respectively, which we refer to as the Management By Objective Metric (the "MBO Metric").

Financial Metric

        For the Financial Metric, a sliding scale was adopted whereby the initial threshold payment was 12.5%, the median threshold payout was 50%, the target payout was 100% and the maximum payout was 175% of the Financial Metric portion of an executive's Target Annual Incentive, calculated as follows:

  (a)
  50% of the Financial Metric was based on a sliding scale depending on the Company's achievement of Non-GAAP Revenue, and

  (b)
  50% of the Financial Metric was based on a sliding scale depending on the Company's achievement of Non-GAAP Operating Income.

        The Non-GAAP Revenue component and Non-GAAP Operating Income component were independent of each other. The initial threshold for requiring any payment of the Non-GAAP Revenue component by the Company was achievement of $121,300,000 in Non-GAAP Revenue and, the initial threshold for requiring any payment of the Non-GAAP Operating Income component by the Company, was achievement of $3,500,000 in Non-GAAP Operating Income. A payout of 12.5% of the Financial Metric could have been achieved by the executive if the Company achieved the initial threshold of either the Revenue component or the Non-GAAP Operating Income component but did not achieve the initial threshold of the other component. The median threshold payout of the Non-GAAP Revenue component was for Non-GAAP Revenue greater than $123,800,000 and the median threshold of the Non-GAAP Operating Income component was for Non-GAAP Operating Income of at least $5,500,000, the achievement of which would result in a payout of 50% of the Non-GAAP Revenue component and Non-GAAP Operating Income component for each executive. The target payout of 100% of the Financial Metric could have been achieved if the Revenue component was $128,800,000 and Non-GAAP Operating Income component was $9,500,000. The maximum payout of 175% could have been achieved if the Non-GAAP Revenue component was at least $141,900,000 and the Non-GAAP Operating Income component was at least $15,750,000.

        For 2012, the Company's actual Non-GAAP Revenue was $130.9 million and Non-GAAP Operating Income was $10 million, which using the sliding scale adopted by the Company, correlated with a 107% payout of the on target Non-GAAP Revenue amount and 107% of the Non-GAAP Operating Income amount of the Financial Metric described above. As a result, 107% of the Financial Metric amount of the Target Annual Incentive was paid to each of the executives for 2012 performance and resulted in a payment of $422,650 to Mr. Limongelli, $222,239 to Mr. Plaga, $108,338 to Mr. Harrington and $89,559 to Mr. van der Colff, related to the Financial Metric.

        The table below sets forth our targets, achievements and actual payments, with respect to the Financial Metric component of our 2012 Annual Cash Incentive Plan:

		Components of Financial Metric
Name	2012 Financial Metric Target	Target Revenue Component	Non-GAAP Revenue Achievement (107%)	Non-GAAP Operating Income Target Component	Non-GAAP Operating Income Achievement (107%)	Actual 2012 Financial Metric Payment
Victor Limongelli	$395,000	$197,500	$211,325	$197,500	$211,325	$422,650
Barry Plaga	$207,700	$103,850	$111,120	$103,850	$111,119	$222,239
Mark Harrington	$101,250	$50,625	$54,169	$50,625	$54,169	$108,338
Rasmus van der Colff	$83,700	$41,850	$44,780	$41,850	$44,779	$89,559

MBO Metric

        The MBO Metric was structured as follows: 100% of the MBO Metric was payable if the executive achieved the operational goal established for such executive and 0% of the MBO Metric was payable if the executive did not achieve the operational goal.

        The individual operational goal of the Named Executive Officers is a dynamic, short-term goal that is specific to the individual's area of responsibility and aligned with the Company's strategic plan, including goals relating to items such as obtaining new customers, cost and expense levels, timely completion of tasks within the NEO's business division, and satisfactory individual performance. The Company believes that these targets are attainable only with significant effort by the NEO while remaining realistic.

        The individual operational goals for Messrs. Harrington and van der Colff required that each executive control annual expenses within his respective department so as not to materially exceed budgeted amounts for 2012, excluding unforeseen or extraordinary expenses. Messrs. Harrington and van der Colff each achieved their respective 2012 operational goal related to the MBO Metric, resulting in an additional cash payment of $33,750 to Mr. Harrington and $27,900 to Mr. van der Colff.

Commission Plan—Ms. Berger

        In lieu of the annual cash incentive plan applicable to the other Named Executive Officers as described above, Ms. Berger participated in a commission and bonus-based plan that included an On Target incentive (rather than an MBO Metric or Financial Metric). The On Target incentive consisted of a commission component based on the achievement of certain Professional Services division revenue goals and a bonus component based on the achievement of certain quarterly gross margin operating targets. Ms. Berger's target amount for the On Target incentive was $212,750, consisting of (i) $35,000, payable quarterly if quarterly professional services revenue targets of $3,430,000, $3,430,000, $3,920,000 and $3,920,000, for the first, second, third and fourth quarters, respectively, in 2012, were met ("Revenue Bonus"); and, (ii) $15,000, payable quarterly to the extent quarterly gross margin thresholds were at or above 28% ("Margin Bonus"); and, (iii) $4,250 payable in the second, third and fourth quarters of 2012 if quarterly revenues associated with services related to our attorney hosted review cloud software-as-a-service offerings exceeded $1,250,000 ("SaaS Adoption Bonus"). Payment of a Revenue Bonus for a particular quarter also required that the gross margin thresholds applicable for such quarter were also achieved. In addition to the quarterly commission and bonus components described above, Ms. Berger was eligible to receive annual bonuses in addition to her On Target incentive, (i) to the extent annual professional services revenues exceeded $14,700,000 during 2012 ("Annual Revenue Accelerator"); and (ii) to the extent annual services revenues associated with the services related to our attorney hosted review software-as-a-service offerings exceeded $3,750,000 ("Annual Cloud Services Accelerator").

        The On Target incentive commission and bonus components were calculated using a sliding scale related to the extent the Company achieved the threshold Revenue Bonus, Margin Bonus and SaaS Adoption Bonus goals in 2012. Ms. Berger's commission and bonus plan included a minimum payout of 0% if the Company failed to meet any of the above stated performance thresholds and, a 100% On Target commission payout if the Company had achieved the quarterly and annual targets stated herein. While there was no cap on the amount of total commission-based compensation that Ms. Berger could have received in 2012, the payout of each quarterly On Target incentive amount was limited as follows: the commission rate applicable to additional revenue above the quarterly revenue targets of $3,430,000, $3,430,000, $3,920,000 and $3,920,000, for the first, second, third and fourth quarters, respectively, in 2012 was equal to the percentage that such revenue targets were exceeded, and then that percentage was multiplied by the On Target quarterly incentive amount of $35,000, provided the Margin Bonus was also achieved in the applicable quarter. For example, if Ms. Berger achieved actual services revenue of $4,000,000 in the first quarter of 2012, she would have exceeded the services revenue threshold of $3,430,000 by $570,000 or, approximately 17%, correlating with a Revenue Bonus of 117% of her quarterly On Target incentive of $35,000 and resulting in a payout of approximately $40,950.

        Ms. Berger earned a total of $139,024 in commission and bonuses for 2012 performance. Quarterly professional services revenue targets were achieved in the second and fourth quarters of 2012 and margin targets were met in the fourth quarter, resulting in a payment of $49,341, consisting of $37,341 in Revenue Bonus for the second and fourth quarters and $12,000 in Margin Bonus for the fourth quarter. The quarterly SaaS Adoption Bonus was achieved in the second, third and fourth quarters, and using a sliding scale, resulting in payments of $9,684, $21,267 and $14,843 respectively, for those quarters. Annual professional services revenues for 2012 were $13,000,000, and thus the Annual Revenue Accelerator Bonus threshold was not achieved. Annual services revenue associated with services related to our attorney hosted review software-as-a-service offerings was $4,749,735, resulting in a payment of $43,889 for the Annual Cloud Services Accelerator Bonus.

Commission Plan—Mr. Gill

        Upon Mr. Gill's promotion to Senior Vice President of Sales in 2008, in lieu of the annual cash incentive plan applicable to the other Named Executive Officers as described above, Mr. Gill became eligible to participate in a commission-based plan that included an On Target incentive (rather than an MBO Metric or Financial Metric). The On Target incentive consisted of a commission component based on licensed product revenue bookings based on the achievement of certain quarterly and annual overall Company revenue targets. For 2012, Mr. Gill's target amount for the On Target incentive was $300,000, consisting of $272,250 related to annual commissions for software revenue sales and $27,750 related to quarterly sales of services and training exceeding an established threshold. The On Target commission component was based on a sliding scale related to the extent the Company achieved licensed product and services revenue goals in 2012. Using this model, Mr. Gill's On Target commission would have been payable to him if the Company had achieved approximately $48,150,000 in annual license revenue, $15,000,000 in annual services revenue and $8,500,000 in annual training revenue. Mr. Gill's commission plan relating to license revenue included a minimum payout of 0% if the Company achieved no license revenue and 100% payout if the Company had achieved $48,150,000 in license revenue. There was no cap on the amount of total commission-based compensation that Mr. Gill could have achieved in 2012; however, the commission rate applicable to additional software license revenue over $48,150,000, was capped at 2% for software revenue above that amount. In addition, Mr. Gill was eligible to receive a flat 1.5% commission on professional services revenue to the extent that revenue exceeded quarterly thresholds of $2.9 million, $3.2 million, $3.5 million and $3.9 million dollars, for the first, second, third and fourth quarters, respectively, in 2012. Mr. Gill was also eligible to receive a flat 1.00% commission on training revenue that exceeded quarterly thresholds of $1.95 million for the first and second quarters and $2.050 million for the third and fourth quarters, respectively, in 2012.

        Prior to his termination of employment with the Company on July 2, 2012, Mr. Gill earned a total of $87,477 in commissions for 2012 performance. In particular, licensing revenue bookings for purposes of commission payment calculations prior to his termination of employment were $22,928,047, inclusive of certain adjustments, correlated with commissions of $79,270. Professional Services revenues for purposes of commissions, exclusive of certain offsets, did not exceed the first or second quarterly thresholds and therefore did not result in additional commission payments to Mr. Gill. Training revenue for the first and second quarters of 2012 for purposes of commissions exceeded thresholds by a cumulative total of $820,737, resulting in a commission payment of $8,207 to Mr. Gill.

Summary

        The following are the target and actual annual cash incentive payments for the Named Executive Officers in 2012:

Name	2012 Target Annual Incentive Bonus	2012 Actual Annual Incentive Bonus(1)
Victor Limongelli	$395,000	$422,650
Barry Plaga	$207,700	$222,239
Amanda Berger	$212,750	$139,024	(2)
Mark Harrington	$135,000	$142,088
Rasmus van der Colff	$111,600	$117,459
Larry Gill	$300,000	$87,477	(3)

(1)
The payment of the Target Annual Incentive also required that Messrs. Limongelli, Plaga, Harrington and van der Colff remain employed as of December 31, 2012. Actual incentive bonuses for 2012 were paid on February 15, 2013.

(2)
Ms. Berger's actual incentive bonus consisted of the payment of commissions and bonuses under the commission plan entered into between Ms. Berger and the Company during 2012.

(3)
Mr. Gill's actual incentive bonus consisted of the payment of commissions under the commission plan entered into between Mr. Gill and the Company during 2012 and reflect performance prior to his separation date of July 2, 2012.

Long-Term Incentives

        For certain of the Named Executive Officers, long-term incentives consist of stock options or restricted stock. Restricted stock and stock options generally vest in equal installments over four years and stock options are priced at the closing price of our common stock on the date of grant, and generally expire ten years after the grant date. In 2012, based on the recommendation of our compensation consultant, F.W. Cook, our Compensation Committee implemented a formal annual equity grant practice so that our annual grants to our Named Executive Officers, when combined with other forms of compensation, target total compensation that, in the aggregate, is aimed to be at the median of compensation with our peer group. Executives have been provided an equity grant at the time of hire and, prior to 2012, subsequent awards have been discretionary and tied to the Compensation Committee's assessment of the individual's performance and criticality to future success, historical equity grants and holdings, and cash compensation, with the intent to target total compensation at the median of our peer group. As a result, the relative size of equity awards may vary among our NEOs depending on the performance, experience and contributions of the individual executive.

        In 2012, the Board considered a number of specific factors in determining the equity award for Mr. Limongelli, which included the following: (i) Company performance, (ii) individual performance, (iii) Market Study peer group capital adjusted grant sizes at the median and seventy-fifth percentiles, (iv) the retention value (or lack thereof) of prior performance based grants awarded by the Board in 2007, (v) incentives to achieve long-term strategic objectives, and (vi) the relative size of grants to the CEO's direct reports. The Board also considered several types of equity awards and concluded that restricted stock awards would more closely match the relative performance of the Company's stock over time when compared to other forms of equity awards. Based on such factors, in 2012, the Compensation Committee granted Mr. Limongelli 112,882 shares of restricted stock. The award vests in equal installments on January 25, 2013, 2014, 2015 and 2016, so long as Mr. Limongelli remains an employee of the Company on each vesting date, subject to accelerated vesting in the event of an Acquisition of the Company (as described below).

        Based on the Compensation Committee's assessment of the individual's performance and criticality to future success, historical equity grants and holdings, and cash compensation, the Compensation Committee granted restricted stock awards as incentive compensation to the following executives: (i) 59,761 shares of restricted stock to Mr. Plaga; (ii) 26,560 shares of restricted stock to Mr. Harrington;(iii) 23,240 shares of restricted stock to each of Mr. van der Colff and Ms. Berger; and (iv) 13,280 shares of restricted stock to Mr. Gill. These restricted stock awards vest in equal installments on January 25, 2013, 2014, 2015 and 2016, so long as the Named Executive Officer remains an employee of the Company on each vesting date, subject to accelerated vesting in the event of an Acquisition of the Company (as described below). In making its equity grant decisions, the Committee uses restricted stock award grants for each Named Executive Officer to reflect the relative impact that the Named Executive Officer's performance has in achieving an increase in shareholder value.

Welfare Benefits

        The Named Executive Officers are eligible to participate in the same medical, dental, life, disability and accident insurance programs that are available to our U.S.-based employees.

Savings Plans

        Our 401(k) savings plan provides a Company match of up to 3% of cash compensation corresponding to one-half the amount contributed by the participant. All investment options in these plans are market-based; there are no "above-market" or guaranteed rates of return offered in these plans.

Employment, Severance and Change of Control Agreements

        We have entered into employment agreements with certain Named Executive Officers to help provide stability and security and encourage them to remain with us. We also provide certain severance and/or change in control benefits to the Named Executive Officers in order to attract and retain them and to protect the interests of our stockholders. The employment agreements with Messrs. Limongelli and Plaga provide for severance payments and benefits in the event that the executive's employment with us terminates under certain circumstances. In addition, in 2009, in order to retain and recruit qualified employees, the Board approved a severance policy ("Severance Plan") that is generally applicable to the employees of the Company and its Named Executive Officers and authorized management of the Company to amend the employment agreements with certain Named Executive Officers who elect to participate in the Severance Plan. Messrs. Gill, Harrington and van der Colff and Ms. Berger elected to participate in the Severance Plan and the Company amended their employment agreements accordingly. These arrangements include severance and/or change of control benefits, among other things, the terms of which are described below in more detail under the caption "Potential Payments upon Termination and/or Change in Control at Fiscal Year End 2012."

        Stock options granted under the Guidance Software, Inc. Second Amended and Restated 2004 Equity Incentive Plan (the "Equity Incentive Plan") since its inception have generally been subject to fully accelerated vesting in the event that an Acquisition (as defined in Equity Incentive Plan) of the Company occurs, provided that the holder continues to be a service provider until the Acquisition. Restricted stock awards granted pursuant to the Equity Incentive Plan include the same accelerated vesting provisions.

Perquisites

        There are no perquisites available to the Named Executive Officers. The Named Executive Officers have access to the same facilities and workplace amenities as do all of our employees.

 Impact of Tax and Accounting

        As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.

        When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under ASC Topic 718, grants of stock options and restricted stock awards result in an accounting charge for the Company equal to the grant date fair value of those securities. For restricted stock, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the date of the award. The cost is then amortized over the requisite service period. With respect to stock options, the Company calculates the grant date fair value based on the Black-Scholes model with an adjustment for possible forfeitures and amortizes that value as compensation expense over the vesting period. The Company uses a binomial methodology (Monte-Carlo Simulation) for awards with market conditions. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

        Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation that we may deduct for tax purposes in any year with respect to each of our Named Executive Officers, other than our Chief Financial Officer, except that performance-based compensation that meets applicable requirements is excluded from the $1 million limit. When warranted due to competitive or other factors, the Compensation Committee may in certain circumstances award compensation that exceeds the deductibility limit under Section 162(m) or otherwise pay non-deductible compensation.

        Section 409A of the Internal Revenue Code requires that "nonqualified deferred compensation" be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, we endeavor to design and administer our compensation and benefits plans and programs for all of our employees and other service providers, including the Named Executive Officers, either without any deferred compensation component, so that they are either exempt from Section 409A, or in a manner that satisfies the requirements of Section 409A.

Policies Relating to Our Common Stock

Equity Awards Practices

        Executives receive long-term equity awards pursuant to the terms of the Equity Incentive Plan, which was approved by the Company's stockholders. Awards may also be granted outside of the plan to the extent those grants are permitted by the rules of the NASDAQ Stock Market. The Compensation Committee administers the equity plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules and other provisions. The Board of Directors or the Compensation Committee reviews these rules periodically and considers, among other things, the interests of the stockholders, market conditions, information provided by independent advisors, performance objectives and recommendations made by the Chief Executive Officer. The Company does not have a formal program establishing minimum equity ownership guidelines of its Named Executive Officers.

        The Compensation Committee reviews equity awards for all employees. The Board of Directors has established a process where the Compensation Committee reviews the recommendations of the Chief Executive Officer for executives and other employees, modifies the proposed grants in certain circumstances, and approves the awards. Since the beginning of 2006, the Board of Directors or Compensation Committee's general practice with respect to equity award grants has been to grant stock options and restricted stock awards on the dates of our four quarterly board meetings, which dates are established by the end of January of the applicable year. Our time-vesting options and restricted stock vest in annual installments over a period of four years commencing on or around the first anniversary of the date of grant.

        The exercise price of stock option grants is set at no less than 100% of the closing market price of a share of Company common stock on the date of grant of the option. The Company has not approved stock option grants by unanimous written consent.

Insider Trading Policy

        Our insider trading policy prohibits all directors, employees and their family members from purchasing or selling any type of security, whether the issuer of that security is the Company or any other company, while aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. The insider trading policy also prohibits directors and employees from engaging in short sales with respect to our securities, purchasing or pledging Company stock on margin and entering into derivative or similar transactions (i.e. puts, calls, options, forward contracts, collars, swaps or exchange agreements) with respect to our securities. We also have procedures that require trades by executive officers and directors to be pre-cleared by appropriate Company personnel.

Summary Compensation Table

        The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our NEOs for all services rendered in all capacities to us in 2012, 2011 and 2010:

Summary Compensation Table

Name	Year	Salary ($)		Restricted Stock Awards ($)(1)	Stock Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Victor Limongelli	2012	395,000		850,001	—	422,650	8,500	1,676,151
	2011	381,875		632,079	—	493,750	13,081	1,520,785
	2010	350,000		208,800	280,000	323,750	4,813	1,167,363
Barry Plaga	2012	335,000		450,000	—	222,239	7,119	1,014,358
	2011	332,083		257,515	—	259,625	4,971	854,194
	2010	325,000		156,600	210,000	185,000	—	876,600
Amanda Berger(5)	2012	235,000		174,997	—	139,024	747	549,768
	2011	232,083		125,003	—	87,318	5,745	450,149
	2010	235,000		78,300	—	97,819	3,231	414,350
Mark Harrington	2012	267,083		199,997	—	142,088	12,822	621,990
	2011	252,708		140,460	—	154,375	6,238	553,781
	2010	235,000		78,300	—	97,819	3,231	414,350
Rasmus van der Colff(6)	2012	279,000		174,997	—	117,459	8,370	579,826
	2011	276,083		93,642	—	132,525	8,295	510,545
Larry Gill	2012	162,917	(7)	99,998	—	87,477	269,247	619,639
	2011	257,083		93,642	—	222,645	15,068	588,438
	2010	250,000		78,300	112,000	169,783	2,867	612,950

(1)
Amounts represent the full grant date fair value of restricted stock granted during the applicable fiscal year calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. For additional information on the valuation assumptions for 2012, see Part II, Item 8 "Financial Statements and Supplementary Data" of our 2012 annual Report on Form 10-K and in the Notes to Consolidated Financial Statements at Note 13 "Share-Based Compensation."

(2)
Amounts represent the full grant date fair value of stock options granted during the applicable fiscal year calculated in accordance with ASC Topic 718.

(3)
Represents annual incentive award earned during the respective performance year and paid during the first quarter of the following year.

(4)
Represents Company contributions to NEOs' 401(k) Savings Plan account, and, the compensation value of attendance at the annual President's Club reward trip for Mr. Harrington in 2012, Mr. Limongelli in 2011, Mr. Gill in 2011-2012 and Ms. Berger in 2010-2012 and, for Mr. Gill the amount includes $260,000 which represents severance pursuant to his separation agreement.

(5)
Ms. Berger was not a named executive officer in 2011.

(6)
Mr. van der Colff was not a named executive officer prior to 2011.

(7)
Includes salary compensation for Mr. Gill up and until his termination on July 2, 2012.

Fiscal Year 2012 Grants of Plan-Based Awards

	Estimated Future Payments Under Non-Equity Incentive Plan Awards Target(1)							All Other Stock Option Awards/ No. of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards(2)
						Stock Awards/ No. of Shares of Stock or Units (#)
Name	Threshold ($)	Target ($)		Maximum ($)	Grant Date
Victor Limongelli	49,375	395,000		691,250	1/25/2012	112,882	(3)	—	$850,001
Barry Plaga	25,963	207,700		363,475	1/25/2012	59,761	(3)	—	$450,000
Amanda Berger	—	212,750	(4)	—	1/25/2012	23,240	(3)	—	$174,997
Mark Harrington	12,656	135,000		210,938	1/25/2012	26,560	(3)	—	$199,997
Rasmus van der Colff	10,463	111,600		174,375	1/25/2012	23,240	(3)	—	$174,997
Larry Gill	—	300,000	(4)	—	1/25/2012	13,280	(3)	—	$99,998

All equity awards were granted under the Guidance Software, Inc. Second Amended and Restated 2004 Equity Incentive Plan.

(1)
Represents annual cash incentive opportunities based on 2012 performance. Earned amounts were paid during the first quarter of 2013. The amounts identified in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2012 are the actual amounts paid under the plan.

(2)
Amounts represent the full grant date fair value ($11.87/share) of restricted stock granted during the year ended December 31, 2012 calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, see Part II, Item 8 "Financial Statements and Supplementary Data" of our 2012 annual Report on Form 10-K and in the Notes to Consolidated Financial Statements at Note 13 "Share-Based Compensation."

(3)
Restricted stock vests in equal installments, the first installment vested on January 25, 2013 and the remaining installments will vest on each of January 25, 2014, 2015 and 2016.

(4)
For a more complete description of the commission plan with Mr. Gill and Ms. Berger, including how payouts are determined, see the "Commission Plan—Mr. Gill" and "Commission Plan—Ms. Berger" section of the Compensation Discussion and Analysis section of this Proxy Statement.

Narrative Summary to Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year 2012 Table

Employment Agreements

        We have entered into "at-will" employment agreements with each of our Named Executive Officers. Each of the agreements states that the compensation of the executive will be reviewed annually by us. These agreements contain no specified term of employment, but rather may be terminated by either party at any time, with or without cause or notice. Each of these agreements contains customary provisions protecting our and our clients' intellectual property rights and confidential information. Additionally, all of the agreements other than Mr. Limongelli's agreement, require that all claims and disputes between such employees and us arising in connection with their employment agreements shall be subject to resolution through arbitration.

        Mr. Limongelli's employment agreement restricts him, for a period of two years following any termination of employment, (i) from soliciting our employees or consultants to terminate such relationships with us, and (ii) from soliciting any of our licensors, licensees or customers who are known to the executive with respect to any competitive products or services. The agreements covering Messrs. Plaga, Harrington and van der Colff and Ms. Berger provide that the executive may not compete with us while employed by the Company but do not contain prohibitions on the executive's ability to solicit our employees or customers upon termination.

        In December, 2007, the Company amended its "at-will" employment agreement with Mr. Limongelli upon his appointment as Chief Executive Officer and President on December 6, 2007. Mr. Limongelli's amended employment agreement specifies that he will receive an annual base salary at $350,000 and that the Board or committee will review his salary annually and may make adjustments in its discretion. In 2011, the Board increased the base salary of Mr. Limongelli to $395,000. The agreement also provides Mr. Limongelli with a target annual incentive opportunity of 100% of his base salary as described under "Annual Cash Incentives " in the preceding Compensation Discussion and Analysis. The agreement further permits Mr. Limongelli to receive other benefits and perquisites provided to the Company's other senior executives.

        Mr. Plaga's employment agreement provided for an annual salary of $325,000 and a targeted annual bonus of $200,000 upon his hiring in 2008. In 2011, the Board increased the base salary and targeted annual bonus of Mr. Plaga to $335,000 and $207,700, respectively.

        Our Named Executive Officers may be entitled to certain payments and benefits in the event of a qualifying termination of employment and/or change in control. A detailed discussion of these payments and benefits is set forth below under the section entitled "Potential Payments upon a Termination and/or Change in Control."

Former Named Executive Officer—Mr. Gill

        On July 5, 2012, the Company entered into a Separation Agreement and General Release with Mr. Gill in connection with his termination of employment with the Company on July 2, 2012. Pursuant to this agreement, and the Company's severance plan, the Company paid Mr. Gill a one-time severance payment of (i) $260,000, representing an amount equal to twelve months of his base salary as of his termination date; and (ii) $61,579, representing an amount equal to the accrued sales commissions earned but unpaid to Mr. Gill as of his termination date and pursuant to his 2012 commission plan. In addition to such cash payments, the vesting of 6,933 shares of restricted stock held by Mr. Gill was accelerated to his termination date, in lieu of the regularly scheduled vesting date of January 25, 2013.

Outstanding Equity Awards at Fiscal Year End 2012

        The following table sets forth summary information regarding the outstanding equity awards at December 31, 2012 granted to each of our Named Executive Officers.

	Option Awards							Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Victor Limongelli	219,154	—		—		4.54	4/20/2015
	40,000	—		—		10.75	7/31/2016
	15,000	—		—		12.94	2/28/2017
	75,000	25,000	(2)	—		3.74	3/23/2019
	50,000	50,000	(3)	—		5.22	2/10/2020
				500,000	(4)	12.80	12/5/2017
								20,000	(5)	237,400
								73,158	(6)	868,385
								112,882	(7)	1,339,909
Barry Plaga	25,000	—		—		2.85	10/31/2018
	37,500	37,500	(3)	—		5.22	2/10/2020
								15,000	(5)	178,050
								29,805	(6)	353,785
								59,761	(7)	709,363
Amanda Berger	15,000	5,000	(8)	—		3.85	7/24/2019
								2,500	(9)	29,675
								5,000	(5)	59,350
								13,548	(6)	160,815
								23,240	(7)	275,859
Mark Harrington	20,000	—		—		10.75	7/31/2016
	20,000	—		—		11.45	8/2/2017
								5,000	(10)	59,350
								7,500	(5)	89,025
								16,257	(6)	192,971
								26,560	(7)	315,267
Rasmus van der Colff	16,500	5,500	(7)	—		4.00	4/21/2019
								5,500	(11)	65,285
								5,000	(5)	59,350
								10,839	(6)	128,659
								23,240	(7)	275,859

(1)
Value of shares based on the Company's closing stock price of $11.87 on December 31, 2012.

(2)
Stock options that vested on March 23, 2013.

(3)
Stock options that vest in two equal installments; the first installment vested on February 10, 2013 and the second installment is scheduled to vest on February 10, 2014.

(4)
Stock options vest in 25% increments, only in the event that the closing trading price of the Company's common stock equals or exceeds $15.36, $17.92, $20.48 and $23.04 on each trading day during a period of at least 60 trading days during the term of the option.

(5)
Restricted stock that vest in two equal installments; the first installment vested on February 10, 2013 and the second installment is scheduled to vest on February 10, 2014.

(6)
Restricted stock that vests in three equal installments; the first installment vested on January 25, 2013 and the remaining two installments are scheduled to vest on each of January 25, 2014 and 2015.

(7)
Restricted stock that is scheduled to vest in four equal installments; the first installment vested on January 25, 2013 and the remaining three installments are scheduled to vest on each of January 25, 2014, 2015 and 2016.

(8)
Stock options that vest on July 24, 2013.

(9)
Restricted stock scheduled to vest July 24, 2013.

(10)
Restricted stock that vested on February 13, 2013.

(11)
Restricted stock scheduled to vest on April 21, 2013.

Option Exercises and Vested Stock in Fiscal Year 2012

	Stock Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized Upon Vesting
Victor Limongelli	105,000	$1,139,078	36,354	$304,078
Barry Plaga	25,000	$247,000	29,935	$295,211
Amanda Berger	—	$—	9,516	$83,855
Mark Harrington	59,398	$663,704	14,957	$142,949
Rasmus van der Colff	—	$—	11,612	$105,218
Larry Gill	20,000	$207,425	25,650	$261,867

Potential Payments upon a Termination and/or a Change of Control

        Our Named Executive Officers may be entitled to certain payments and benefits in the event of a qualifying termination of employment and/or change in control.

Severance Terms with Mr. Limongelli

        Pursuant to Mr. Limongelli's employment agreement, as amended, in the event of a termination of his employment either by the Company without "Cause" or by Mr. Limongelli for "Good Reason" (each as defined in the agreement), subject to his execution of a general release of claims, Mr. Limongelli will be entitled to receive (i) a lump sum cash payment equal to the sum of his then-current base salary plus then-current target annual incentive bonus, and (ii) continued group healthcare coverage for himself and his dependents for twelve months, provided that he properly elects to continue those benefits under COBRA.

        On February 23, 2011, the Company entered into an Amended and Restated Employment Agreement with Mr. Limongelli, which provided, among other things, that Mr. Limongelli and the Company acknowledged that the terms of the Amended and Restated Employment Agreement or Mr. Limongelli's original employment agreement, as applicable, superseded and replaced in their entirety, with respect to Mr. Limongelli, the Guidance Software, Inc. Executive Retention and Severance Plan, adopted on April 20, 2005, and Mr. Limongelli's participation agreement thereunder, dated April 21, 2005.

Severance Terms with Mr. Plaga

        Pursuant to his employment agreement, subject to his execution of a general release of claims, Mr. Plaga is eligible to receive severance compensation in an amount equal to one year's base salary in the event that his employment with the Company is terminated by the Company without "Cause" (as defined in the employment agreement).

Severance Terms with Ms. Berger and Messrs. Harrington and van der Colff

        On or about November 9, 2009, the Company entered into an amendment to the employment agreement with each of Ms. Berger and Messrs. Harrington and van der Colff which generally provides that upon a termination of employment either by the Company without "Cause" or by the executive for "Good Reason" (each as defined in the amended employment agreement), subject to the execution of a general release of claims, the Company will pay the executive severance in an amount equal to the lesser of 12 months of the executive's then-current base salary or the amount of the involuntary separation pay limitation under Section 409A of the Internal Revenue Code ($504,000 in 2012), in accordance with the Severance Plan.

Plan-Based Awards

        Pursuant to the terms of Mr. Limongelli's stock option granted on December 6, 2007 to purchase 500,000 shares, in the event that either (i) Mr. Limongelli's employment with the Company is terminated by the Company without "Cause" or by Mr. Limongelli for "Good Reason" or (ii) an "Acquisition" occurs (each as defined in the agreement) (the "Triggering Events"), the stock options will vest and become exercisable to the extent that the Company's closing stock price on the day immediately preceding the Triggering Event equals or exceeds the stock price target applicable to the various tranches.

        Stock options granted under the Equity Incentive Plan, including options granted to our NEOs, are subject to full accelerated vesting in the event that an Acquisition (as defined in the Equity Incentive Plan) occurs, provided that the holder continues to be a service provider until the Acquisition.

        Restricted stock awards granted pursuant to the Equity Incentive Plan include the same accelerated vesting provisions. In the event that an Acquisition (as defined in the Equity Incentive Plan) occurs, then, immediately prior to the Acquisition, the award of restricted stock will vest in full, provided that the holder continues to be a service provider until the Acquisition.

Former Named Executive Officer—Mr. Gill

        For information regarding the terms of Mr. Gill's severance arrangement, see the section below entitled "Potential Payments upon Termination and/or a Change in Control—Former Named Executive Officer—Mr. Gill."

        For Messrs. Limongelli, Plaga, Harrington and van der Colff and Ms. Berger, the table below sets forth, as of December 31, 2012, the estimated current value of payments and benefits to each of the Named Executive Officers upon termination without cause or for good reason, a change of control, a qualifying termination within two years following a change of control or the death of the Named Executive Officer. The amounts shown assume that the triggering events occurred on December 31, 2012 and do not include (i) vested amounts that are disclosed in the preceding Outstanding Equity Awards at Fiscal Year End Table and (ii) other benefits earned during the term of the Named Executive Officer's employment and available to all employees, such as accrued vacation. These tables provide estimates of payments. None of the payments have actually been made to any of the executives. For Mr. Gill, the table below reflects the actual amount paid to him in connection with the termination of his employment.

Summary of Potential Payments upon Termination and/or Change of Control

Triggering Event	Lump Sum Severance ($)	Accelerated Stock Options(1) ($)	Accelerated Restricted Stock(2) ($)	Continued Health Insurance Coverage(3) ($)	Total ($)
Victor Limongelli
Without Cause or for Good Reason (without Change of Control)	790,000	535,750	2,445,695	19,829	3,791,274
Without Cause or for Good Reason (with Change of Control)(4)	790,000	535,750	2,445,695	19,829	3,791,274
Change of Control(4)	—	535,750	2,445,695	—	2,981,445
Death	—	—	1,187,000	—	1,187,000
Barry Plaga
Without Cause or for Good Reason (without Change of Control)	335,000	—	—	—	335,000
Without Cause or for Good Reason (with Change of Control)	335,000	249,375	1,241,198	—	1,825,573
Change of Control	—	249,375	1,241,198	—	1,490,573
Death	—	—		—	—
Amanda Berger
Without Cause or for Good Reason (without Change of Control)	235,000				235,000
Without Cause or for Good Reason (with Change of Control)	235,000	40,100	525,699		800,799
Change of Control	—	40,100	525,699		565,799
Death	—	—	—		—
Mark Harrington
Without Cause or for Good Reason (without Change of Control)	270,000	—	—	—	270,000
Without Cause or for Good Reason (with Change of Control)	270,000	—	656,613	—	926,613
Change of Control	—	—	656,613	—	656,613
Death	—	—	—	—	—
Rasmus van der Colff
Without Cause or for Good Reason (without Change of Control)	279,000	—	—	—	279,000
Without Cause or for Good Reason (with Change of Control)	279,000	43,285	529,153	—	851,438
Change of Control	—	43,285	529,153	—	572,438
Death	—	—	—	—	—
Larry Gill(5)
Without Cause or for Good Reason (without Change of Control)(6)	260,000	—	64,685	—	324,685
Without Cause or for Good Reason (with Change of Control)	—	—	—	—	—
Change of Control	—	—	—	—	—
Death	—	—	—	—	—

(1)
This amount is calculated by aggregating the sums determined by multiplying, for each award, (x) the number of accelerated stock options times (y) the difference between the closing price per share ($11.87) of our common stock on December 31, 2012, and the option exercise price.

(2)
This amount is calculated by aggregating the sums determined by multiplying, for each award, (x) the number of shares subject to acceleration times (y) the closing price per share ($11.87) of our common stock on December 31, 2012.

(3)
For Mr. Limongelli, amounts represent the present value of the aggregate COBRA payments with an estimated 4% premium increase every 12 months, commencing at every September 1st.

(4)
This amount excludes unvested performance-based stock options held by Mr. Limongelli. These options would not have vested if a change in control or involuntary termination of employment occurred on December 31, 2012.

(5)
Mr. Gill's employment with the Company terminated on July 2, 2012 in accordance with the terms of his separation agreement. The amount shown in the "Lump Sum Severance" column represents the cash severance that he was paid per the terms of his separation agreement. The amount shown in the "Accelerated Restricted Stock" column represents the value of the vesting of 6,933 shares of restricted stock held by Mr. Gill that was accelerated to his termination date per the terms of his separation agreement. The fair market value at the close of business on July 2, 2012 was $9.33 per share.

COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was an officer or employee of the Company during 2012, was previously an officer of the Company or had any relationship requiring disclosure by the Company under any paragraph under Item 404 of Regulation S-K.

Report of the Compensation Committee

        The Compensation Committee has reviewed and discussed the Company's Compensation Discussion and Analysis ("CD&A"), required by Item 402(b) of Regulation S-K, to be included in the Company's proxy statement on Schedule 14A ("Proxy"), and based on its review and discussions, the Committee recommended to the Board that the Company's CD&A be included in the Company's Proxy and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

        This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Company's Proxy into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        This report is furnished by the Committee.

                      COMPENSATION COMMITTEE

                      Robert van Schoonenberg (Chair)
                      Jeff Lawrence
                      Stephen Richards

 DIRECTOR COMPENSATION

        Non-employee members of our Board receive a combination of cash and stock-based incentive compensation. Any board member who is also an employee of the Company does not receive separate compensation for service on the Board.

  Cash Compensation.

        Prior to May 9, 2012, the Company's director compensation policy provided for payment to each non-employee director of an annual retainer of $40,000. On March 20, 2012, the Board increased the annual retainer for each non-employee director, to $45,000, effective May 9, 2012. In addition to the annual retainer, any non-employee director who also serves as chair of the Audit Committee receives an annual retainer of $18,000 and the non-employee chair of the Compensation Committee receives an annual retainer of $12,000. The chairman of the Nominating Committee receives an annual retainer of $7,500. In addition, each non-chair member of the Audit Committee receives an annual retainer of $8,000, each non-chair member of the Compensation Committee receives an annual retainer of $5,000 and each non-chair member of the Nominating Committee receives an annual retainer of $3,000. Our Lead Independent Director will also receive an annual retainer of $15,000.

        The compensation described above is conditioned on the director attending at least 75% of the applicable board of directors or committee meetings in each applicable year. Director fees are paid in quarterly installments to all non-employee directors in good standing on the payment date.

        Directors are also entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management.

  Equity Incentives.

        The Company encourages non-employee directors to own shares of the Company's stock and its Corporate Governance Guidelines provide that within five years of joining the Board, a director should hold a minimum number of Company shares that is equivalent in value to six times the then-current annual retainer for directors.

        On May 9, 2012, our stockholders approved an amendment to the Equity Incentive Plan which provides as follows with respect to formula grants of restricted stock to Non-Employee Directors:

  •
  Annual Grant.  Commencing with the Company's annual meeting of stockholders at its 2012 Annual Meeting, in lieu of the Pre-2012 Annual Restricted Stock award described above, (A) each individual who first becomes a non-employee director (a "Newly Elected Non-Employee Director") at an annual meeting of stockholders and (B) each individual who is a non-employee director immediately prior to each annual meeting of stockholders and who continues to serve as a non-employee director following such annual meeting, in each case, will automatically be awarded, on the date of such annual meeting, a number of shares of restricted stock equal to the amount obtained by dividing (i) $80,000 by (ii) the fair market value of a share of Common Stock on the date of such annual meeting (the "Annual Restricted Stock"). Subject to the non-employee director's continued service with the Company, each award of Annual Restricted Stock will vest in full upon the earlier to occur of (I) the first anniversary of the date on which such Annual Restricted Stock award was granted, and (II) the date of the Company's annual meeting of stockholders immediately following the Company's annual meeting of stockholders at which such Annual Restricted Stock award was granted. To the extent otherwise eligible, members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will receive, at each annual meeting of stockholders after his or her retirement from employment with the Company, an award of

    Annual Restricted Stock. A Newly Elected Independent Director who first becomes a non-employee director at an annual meeting of stockholders of the Company shall receive both an Annual Restricted Stock award and an Initial Grant (but not a Pro Rata Grant (as defined below)) on the date of such annual meeting of stockholders. A Newly Elected Independent Director who first becomes a non-employee director on a date other than the date of an annual meeting of the Company's stockholders shall receive both an Initial Grant and a Pro Rata Grant (but not an Annual Restricted Stock award) on the date on which he or she initially becomes a non-employee director.

  •
  Newly Elected Non-Employee Directors—Initial Grant and Pro Rata Grant.  Commencing with the 2012 Annual Meeting, in lieu of not being entitled to receive an Annual Restricted Stock award upon election to the Board for the first time as described above, each "Newly Elected Non-Employee Director" will automatically be awarded on the date on which such individual initially becomes a non-employee director (the "Initial Grant Date") a number of shares of restricted stock equal to the amount obtained by dividing (i) $40,000 by (ii) the fair market value of a share of Common Stock on the Initial Grant Date (the "Initial Grant"). Subject to the non-employee director's continued service with the Company, each Initial Grant award will vest with respect to 50% of the shares subject thereto on each of the first and second anniversaries of the date of grant.

    In addition to the Initial Grant award, commencing with the 2012 Annual Meeting each Newly Elected Non-Employee Director who first becomes a non-employee director on a date other than the annual meeting of stockholders will automatically be granted on the Initial Grant Date a number of shares of restricted stock equal to the product of (i) the amount obtained by dividing (A) $80,000 by (B) the fair market value of a share of Common Stock on the Initial Grant Date, multiplied by (ii) the amount obtained by dividing (x) 12 minus the number of full months that have elapsed from the immediately preceding annual meeting of stockholders of the Company to the Initial Grant Date, by (y) 12 (the "Pro Rata Grant"). Subject to the non-employee director's continued service with the Company, each Pro Rata Grant award will vest in full on the date of the Company's annual meeting of stockholders immediately following the Initial Grant Date.

Director Compensation Table

        The following table shows compensation of the non-employee members of our board for 2012.

Name	Fees earned or paid in cash ($)	Restricted Stock Awards(1)(4) ($)	Stock Option Awards(1)(3) ($)	Total ($)
Marshall Geller(2)	17,011		—	17,011
Jeff Lawrence	56,761	80,000	—	136,761
Kathleen O'Neil	81,610	80,000	—	161,610
Stephen Richards	73,327	80,000	—	153,327
Robert van Schoonenberg	73,327	80,000	—	153,327
Victor Limongelli(3)	—
Shawn McCreight(3)	—

(1)
Amounts represent the full grant date fair value ($9.08 per share) of awards granted during 2012 calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. For additional information on the valuation assumptions, see Part II, Item 8 "Financial Statements and Supplementary Data" of our 2012 annual Report on Form 10-K and in the Notes to Consolidated Financial Statements at Note 13 "Share-Based Compensation."

(2)
Mr. Geller was a member of our Board until our 2012 Annual Meeting on May 9, 2012. Fees earned represent fees for performance during the first quarter and a pro-rated portion of the second quarter of 2012.

(3)
Messrs. Limongelli and McCreight are employees of our Company and do not receive any compensation for their services as a director. The compensation received by Mr. Limongelli as an employee of our Company is shown in the Summary Compensation Table above.

(4)
The table below shows the aggregate numbers of restricted stock and stock option awards outstanding for each non-employee director as of December 31, 2012:

Name	Aggregate Restricted Stock Outstanding	Aggregate Stock Options Outstanding
Marshall Geller(i)	0	0
Jeff Lawrence	13,498	40,000
Kathleen O'Neil	13,498	44,800
Stephen Richards	13,498	40,000
Robert van Schoonenberg	13,498	40,000

(i)
Mr. Geller ceased to serve as a member of our Board on May 9, 2012 and did not have any outstanding restricted stock or stock options as of December 31, 2012.

Certain Relationships and Related Transactions

        Other than as described below, since January 1, 2012, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person's immediate family had or will have a direct or indirect material interest. All transactions between us and any of our directors, executive officers or related parties are subject to review by our audit committee.

Guarantees

        Shawn McCreight and Jennifer McCreight personally guarantee our $7 million lease agreement with The Walnut Plaza, our main Pasadena facility. Neither of these individuals has received compensation or has a reimbursement right from us for guaranteeing these leases.

COMPENSATION RISK ASSESSMENT

        The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. In 2011, the Compensation Committee and management conducted an extensive review of the design and operation of our compensation program and presented their findings to the Board. The review included an assessment of the level of risk associated with the various elements of compensation. Based on the 2011 review and assessment, and because our compensation policies and practices did not materially change in 2012, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2014 must be received by us no later than December 6, 2013, which is 120 days prior to the first anniversary of the mailing date of this proxy statement, unless the date of the 2014 Annual Meeting of Stockholders is more than 30 days before or after the one-year anniversary of the 2013 Annual Meeting of Stockholders, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2014 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

        Our Annual Report for the fiscal year ended December 31, 2012 will be mailed to stockholders of record as of March 20, 2013. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

        A copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request of any person who was a beneficial owner of our common stock on March 20, 2013. Requests should be directed to Guidance Software, Inc., 215 North Marengo Avenue, Suite 250, Pasadena, California 91101; Attention: Investor Relations.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

        All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors
Victor Limongelli President and Chief Executive Officer

April 5, 2013

GUIDANCE SOFTWARE, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Victor Limongelli, Mark Harrington or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Guidance Software, Inc. (the “Company”) held of record by the undersigned on March 20, 2013, at the Annual Meeting of Stockholders to be held at the Hilton Pasadena, 168 South Los Robles Avenue, Pasadena, CA 91101, San Marino Room, Lobby Level, on May 16, 2013, at 8:30 a.m. Pacific Time or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Continued and to be signed on the reverse side)

The Board of Directors recommends a vote “FOR” the directors listed below in Proposal No. 1 and, a vote “FOR” Proposal No. 2.

1.

Proposal No. 1. To elect seven (7) directors for a one-year term to expire at the 2014 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

	☐	☐	FOR all nominees listed below	☐	☐	WITHHOLD AUTHORITY for all nominees	☐	☐	FOR ALL EXCEPT (see instructions below)

☐                    Shawn McCreight

☐                    Victor Limongelli

☐                    Jeff Lawrence

☐                    Kathleen O’Neil

☐                    Christopher Poole

☐                    Stephen Richards

☐                    Robert van Schoonenberg

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and write the name(s) of such nominee(s) on the space provided below.)

EXCEPTIONS

2.              Proposal No. 2.   To ratify the selection of Ernst & Young LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2013.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Dated:	, 2013

Signature

Signature

Title(s)

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